UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 30, 2004
(Date of earliest event reported)

Timeline, Inc.
 (Exact Name of Registrant as Specified in Charter)

Washington	1-13524	31-1590734

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3055 112th Avenue N.E., Ste. 106 Bellevue, Washington		98004

(Address of Principal Executive Offices)		Zip Code

(425) 822-3140

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

          On November 30, 2004, Timeline, Inc. (the “Company”) received an email from the Boston Stock Exchange (the “Exchange”) advising that the Company was not in compliance with certain of the Exchange’s continued listing standards set forth in Chapter XXVII , Section 1 of the Exchange Rules.  Specifically, the Exchange noted that the Company was not in compliance with the shareholders’ equity requirement of at least $500,000, in that the Company’s quarterly report on Form 10-QSB for the quarter ended September 30, 2004 reported shareholders’ equity of $36,000, and that previous Company filings with the SEC had indicated a similar pattern.  In addition, the Exchange advised the Company that it needed to complete an application for listing of additional shares and pay the listing fee for recently issued shares.  The Exchange also reminded the Company of the Exchange’s annual listing letter that it sent to all listed companies on October 1, 2004, and requested that the Company respond with respect to the Company’s corporate governance compliance.  Finally, the Exchange noted that the Company’s total assets were near the minimum threshold of $1 million.  The Exchange gave the Company until the close of trading on December 15, 2004 to respond to its email.

          On December 14, 2004, the Company provided its written response to the Exchange.  The Company acknowledged the shareholders’ equity deficiency and requested the Exchange allow additional time for the Company to return to compliance.  The Company also agreed to complete and submit the application for listing of additional shares.  In its response on corporate governance compliance, the Company stated that it believed that it will satisfy the July 31, 2005 compliance deadline, and noted that the two items it is still working on include (i) separate meetings held by independent board members and (ii) a formal written charter for the Board nominating process.

          On December 15, 2004, the Company received a second email from the Exchange notifying the Company that trading in its common stock would be suspended at the close of business on December 15, 2004.  The Exchange stated that this action was due to “the pattern of continual shareholder equity deficiencies and the general nature of the intended response to resolve such deficiency.”  The Exchange stated it would not file to delist the common stock immediately, but provided the Company until March 1, 2005 to respond and resolve the shareholder equity issue.  The Exchange also advised the Company that it would be required to submit the listing application and pay the fee for the additional shares by January 14, 2005, failure of which could result in the filing of a delisting application.  The Exchange advised the Company that it would continue to monitor compliance with the total assets requirement.  Finally, the Exchange requested that the Company keep the Exchange informed about its progress in meeting the corporate governance requirements and requested an update not later than March 1, 2005.

          The Company intends to take further action to respond to the Exchange.  However, there can be no assurance that the Company will be able to maintain the listing of its common stock on the Exchange.  If the common stock is delisted from the Exchange, the Company will examine other available alternatives and anticipates that its shares will continue to be traded on the OTC Bulletin Board.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 15, 2004	TIMELINE, INC.

	By:	/s/ CHARLES R. OSENBAUGH

Charles R. Osenbaugh Chief Executive Officer and President